UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

Checkmate Pharmaceuticals, Inc.

(Name of Subject Company)

Checkmate Pharmaceuticals, Inc.

(Name of Persons Filing Statement)

COMMON STOCK, PAR VALUE $ 0.0001 PER SHARE

(Title of Class of Securities)

162818108

(CUSIP Number of Class of Securities)

Katherine Eade

Checkmate Pharmaceuticals, Inc.

General Counsel

245 Main Street, 2nd Floor

Cambridge, MA 02142

(617) 682-3625

With copies to:

Stuart M. Cable, Esq.

Mitchell S. Bloom, Esq.

Robert Masella, Esq.

Andrew H. Goodman, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Checkmate Pharmaceuticals, Inc. on April 19, 2022 (including all exhibits attached thereto) is incorporated herein by reference.